Exhibit 3(i)
Woodward Governor Company
Articles of Incorporation
RESTATED CERTIFICATE OF INCORPORATION
OF
WOODWARD GOVERNOR COMPANY
Adopted in accordance with
the provisions of Section 245
of the General Corporation Law
of the State of Delaware.
          WOODWARD GOVERNOR COMPANY, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), does hereby certify under the seal of the Corporation as follows:
     (1) That the name under which the Corporation was originally incorporated was “New Wood Company”, and that the date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was November 18, 1976.
     (2) That at the regular meeting of the Board of Directors of the Corporation held on April 25, 2006, the Restated Certificate of Incorporation of the Corporation in the form which is attached hereto and marked EXHIBIT A (hereinafter called the “Restated Certificate of Incorporation”) was duly adopted.
     (3) That the Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented, and that there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.
     (4) That the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, WOODWARD GOVERNOR COMPANY has caused this instrument to be signed in its name by John A. Halbrook, its Chairman of the Board of Directors, and has caused its corporate seal to be hereunto affixed and attested by Carol J. Manning, its Secretary, this 25th day of April, 2006.

WOODWARD GOVERNOR COMPANY
By:	/s/ John A. Halbrook
John A. Halbrook
Chairman of the Board of Directors

( Corporate Seal )

Attest:	/s/ Carol J. Manning
Carol J. Manning, Secretary

EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION
OF
WOODWARD GOVERNOR COMPANY
A Delaware Corporation
(The Corporation was originally incorporated
under the General Corporation Law of Delaware
on November 18, 1976, as “New Wood Company”)
     FIRST. The name of the Corporation is Woodward Governor Company.
     SECOND. The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at that address is United States Corporation Company.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code. Without limiting in any manner the scope and generality of the foregoing, the nature of the business or purposes to be conducted or promoted by the Corporation includes:
     A. To carry on and conduct any and every kind of manufacturing, distribution and service business; to manufacture, process, fabricate, rebuild, service, purchase or otherwise acquire, to design, invent or develop, to import or export, and to distribute, lease, sell, assign or otherwise dispose of and generally deal in and with raw materials, products, goods, wares, merchandise and real and personal property of every kind and character; and to provide services of every kind and character.
     B. To acquire, own, hold, use, lease, mortgage, pledge, sell, convey, or otherwise dispose of and deal in lands, leaseholds, and any interest, estates and rights in real property, any personal or mixed property, and any tangible or intangible property, legal and equitable.
     C. In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
     FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 110,000,000, of which 100,000,000 shares shall be Common Stock with a par value of $0.00291 per share, and 10,000,000 shares shall be Preferred Stock with a par value of $0.003 per share.
The Preferred Stock may be issued from time to time in one or more series, with each such series to consist of such number of shares and to have such voting powers (whether less than, equal to or greater than one vote per share), or limited voting powers or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, and the Board of Directors is expressly vested with authority to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the resolution or resolutions of the Board of Directors providing for the issue of the series of Preferred Stock.

Certificate of Designations of Series A Preferred Stock
Adopted January 17, 1996 and Filed with the Secretary of State of Delaware on January 18, 1996
     Resolved, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of the Preferred Stock, par value $.01 per share (hereinafter referred to as the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:
     Series A Preferred Stock:
   Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Preferred Stock” (hereinafter referred to as the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 250,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.
   Section 2. Dividends and Distributions. (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.0625 per share (hereinafter referred to as the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
   Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.
   Section 4. Certain Restrictions. (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
   Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.
   Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
   Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
   Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.
   Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Preferred Stock of the Corporation.
   Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.
     FIFTH. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation shall be required (i) for the adoption of any amendment, alteration, change or repeal of any provision of this Certificate of Incorporation, (ii) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation, (iii) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation, or (iv) to authorize the dissolution of the Corporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement to which the Corporation is a party.
     SIXTH. The holders of Common Stock of the Corporation shall be entitled to cumulative voting rights in the election of directors, which means that in each election of directors each holder of Common Stock shall be entitled to cast as many votes as the number of shares of Common Stock held by such holder multiplied by the number of directors to be elected and may cast all such votes for the election of one nominee or distribute such votes among two or more nominees as such holder chooses.

     SEVENTH. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In connection with such management the directors shall be guided by the philosophy and concepts of human and industrial association of the Corporation as expressed in its Constitution. The Board of Directors shall have the sole power to establish the rights, qualifications, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members and that from time to time shall affect the power of the Board of Directors to manage the business and affairs of the Corporation. Without limiting in any manner the scope and generality of the foregoing, the Board of Directors shall have the sole power (i) to elect and empower the officers of the Corporation, (ii) to designate and empower committees of the Board of Directors, (iii) to determine the time, place, notice, quorum and voting requirements of meetings of the Board of Directors and any committee thereof, and (iv) to determine the manner in which action by the Board of Directors may be taken.
     B. The Board of Directors shall have concurrent power with the stockholders to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that (i) the By-Laws of the Corporation shall not be adopted, amended or repealed by the stockholders except by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation, and (ii) no By-Law may be adopted by the stockholders which shall impair or impede the power of the Board of Directors under paragraph A of this Article SEVENTH.
     C. The number of directors of the Corporation which shall constitute the whole Board of Directors shall be not less than six, the exact number of directors and the exact number of directors in each class to be determined from time to time by the Board of Directors. Election of directors need not be by written ballot unless the By-Laws so provide.
     (1) The Board of Directors shall be divided into three classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders next ensuing, each initial director in Class II shall hold office until the annual meeting of stockholders one year thereafter, and each initial director in Class III shall hold office until the annual meeting of stockholders two years thereafter.
     (2) If the number of directors is changed, any increase or decrease shall be apportioned among the three classes so as to maintain the number of directors in each class as nearly equal as possible. In no case will a decrease in the number of directors shorten the term of any incumbent director.
     (3) Should a vacancy occur or be created, whether arising through resignation, retirement, removal from office, disqualification, or death or through an increase in the number of directors, such vacancy shall be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy shall hold office for the remaining term of the class in which the vacancy shall have occurred or shall have been created.
     (4) Notwithstanding any of the foregoing provisions of this paragraph C of Article SEVENTH, each director shall serve until his or her successor is elected and qualified or until his or her earlier resignation, retirement, removal from office, disqualification or death.
     (5) Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation.

     D. All action by stockholders shall be taken at a meeting duly called and held. The stockholders of the Corporation may not act by written consent.
     E. Special meetings of the stockholders for any proper purpose or purposes may be called by the Board of Directors or by the Chairman of the Board of Directors, and shall be called upon a request in writing therefore stating the purpose or purposes thereof signed by the holders of two-thirds of the outstanding shares of Common Stock of the Corporation.
     EIGHTH. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
     NINTH. The Corporation shall indemnify each director, officer, employee or agent of the Corporation and each person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in the manner and to the extent provided in the By-Laws of the Corporation as the same may be amended from time to time.
     TENTH. A director of the corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.
     ELEVENTH. Subject to the provisions of Article FIFTH of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.